                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement       [ ]   Confidential, for Use
                                             of the Commission Only (as
                                             permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       CIRCLE INTERNATIONAL GROUP, INC.
                (Name of Registrant as Specified In Its Charter)


      (Name of Person(s)Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1) Title of each class of securities to which transaction applies:

      2) Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determine):

      4) Proposed maximum aggregate value of transaction:

      5) Total fees paid:

[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1) Amount Previously Paid:

      2) Form, Schedule or Registration Statement No.:

      3) Filing Party:

      4) Date Filed:

                                 [CIRCLE LOGO]
                        CIRCLE INTERNATIONAL GROUP, INC.
                              260 TOWNSEND STREET
                        SAN FRANCISCO, CALIFORNIA 94107

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            ------------------------

                       TUESDAY, MAY 16, 2000, 10:30 A.M.

TO OUR STOCKHOLDERS:

     The Annual Meeting of Stockholders of Circle International Group, Inc. will be held at the office of the Company, 260 Townsend Street, San Francisco, California, on Tuesday, May 16, 2000, at 10:30 a.m. for the following purposes:

     (1) To elect two Class III directors.

     (2) To approve the adoption of the 2000 Stock Option Plan for Non-Employee Directors.

     (3) To transact such other business as may properly come before the meeting.

     Only stockholders of record on the books of the Company as of 5:00 P.M., March 24, 2000, will be entitled to vote at the meeting and any adjournment thereof. A complete list of stockholders of record as of the close of business on March 24, 2000 will be available for inspection during normal business hours ten days before the Annual Meeting at 260 Townsend Street, San Francisco, California.

                                          By Order of the Board of Directors

                                          ROBERT H. KENNIS
                                          General Counsel and Secretary

San Francisco, California
April 1, 2000

   YOUR VOTE IS IMPORTANT. STOCKHOLDERS ARE REQUESTED TO MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE.

                        CIRCLE INTERNATIONAL GROUP, INC.
                              260 TOWNSEND STREET
                        SAN FRANCISCO, CALIFORNIA 94107
                         ------------------------------

                                PROXY STATEMENT

     The enclosed proxy is solicited by the Board of Directors of Circle International Group, Inc. (the "Company") to be used at the Annual Meeting of Stockholders on May 16, 2000, for the purposes set forth in the foregoing notice. This proxy statement and the enclosed form of proxy were first sent to stockholders on or about April 1, 2000.

     If the enclosed form of proxy is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted as recommended by the Board of Directors. Any stockholder signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to or at the Annual Meeting. A proxy may be revoked by a writing delivered to the Secretary of the Company stating that the proxy is revoked, by a subsequent proxy signed by the person who signed the earlier proxy, or by attendance at the Annual Meeting and voting in person.

                               VOTING SECURITIES

     Only stockholders of record on the books of the Company as of 5:00 P.M., March 24, 2000, will be entitled to vote at the Annual Meeting.

     As of the close of business on March 24, 2000, there were outstanding 17,597,220 shares of Common Stock of the Company, entitled to one vote per share. The holders of a majority of the outstanding shares of the Common Stock of the Company, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting or any adjournment thereof.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. With regard to the election of directors, votes may be cast "For" or "Withhold Authority" for each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect.

                             ELECTION OF DIRECTORS

     The Certificate of Incorporation and By-laws of the Company provide for a Board of Directors consisting of not less than three members, divided into three classes. The size of the Board of Directors may be determined subject to the foregoing minimum from time to time by the Board of Directors of the Company. The size of the Board of Directors has currently been established at six.

     Directors elected into a class at the annual meeting of stockholders in each year serve three-year terms and until their successors have been duly elected. Directors appointed by the Board of Directors of the Company to fill vacancies or newly created directorships serve for the remainder of the term of the class to which they are appointed. The Class III directors elected at the Annual Meeting will serve until the 2003 Annual Meeting; Class II directors elected at the 1999 Annual Meeting will serve until the 2002 Annual Meeting; and Class I directors elected at the 1998 Annual Meeting will serve until the 2001 Annual Meeting.

     The persons named below are the nominees to serve as Class III directors until the 2003 Annual Meeting of Stockholders and until their successors have been elected or until death, retirement, resignation or removal. The nominees presently serve as Class III directors.

     In the absence of instructions to the contrary, shares represented by the proxy will be voted and the proxies will vote for the election of such nominees to the Board of Directors. If either of such nominees is unable or unwilling to be a candidate for the office of director at the date of the Annual Meeting, or any adjournment thereof, the proxies will vote for such substitute nominee as shall be designated by the proxies. The management has no reason to believe that such nominees will be unable or unwilling to serve if elected as directors. Set forth below is certain information concerning the nominees which is based on data furnished by them.

                                            BUSINESS EXPERIENCE DURING PAST FIVE YEARS AND      SERVED AS
       NOMINEES FOR DIRECTOR         AGE                  OTHER INFORMATION                   DIRECTOR SINCE
       ---------------------         ---    ----------------------------------------------    --------------
John M. Kaiser.....................  60     Private businessman. From 1979 to 1988, Mr.            1993
                                            Kaiser was President of Expeditors
                                            International of Washington, Inc.
                                            (international freight forwarder).
Ray C. Robinson, Jr................  79     Private businessman. Mr. Robinson served as            1971
                                            Secretary of the Company from 1971 until 1986.

Set forth below is certain information concerning the other directors which is based on data furnished by them.

                                            BUSINESS EXPERIENCE DURING PAST FIVE YEARS AND      SERVED AS
       CONTINUING DIRECTORS          AGE                  OTHER INFORMATION                   DIRECTOR SINCE
       --------------------          ---    ----------------------------------------------    --------------
David I. Beatson...................  52     Chairman of the Board since January 1999 and           1998
                                            President and Chief Executive Officer since
                                            July 1998. From July 1994 to July 1998, Mr.
                                            Beatson was President and Chief Executive
                                            Officer of Emery Worldwide, a subsidiary of
                                            CNF Transportation engaged in transportation
                                            services. From 1991 until July 1998, Mr.
                                            Beatson served in a variety of management
                                            positions at Emery Worldwide.
Wesley J. Fastiff..................  67     President of Littler Mendelson, a law firm             1971
                                            which was retained by the Company to perform
                                            legal services in 1999.
Peter Gibert.......................  57     Consultant to the Company since January 1999           1992
                                            and since April 1999 Managing Director and
                                            Part-Owner of two 51%-owned subsidiaries of
                                            the Company located in Spain and Portugal,
                                            respectively. Mr. Gibert served as President
                                            of the Company from May 1991 until July 1998
                                            and as Chief Executive Officer from May 1992
                                            until July 1998.
Edwin J. Holman....................  53     Since January 1999, President and Chief                1995
                                            Operating Officer of Rich's, Lazarus and
                                            Goldsmith's, a division of Federated
                                            Department Stores. From 1996 to 1998, Chairman
                                            and Chief Executive Officer of Petries Retail,
                                            Inc. (operator of retail stores). From 1993 to
                                            1995, Mr. Holman was President and Chief
                                            Operating Officer of Woodward and Lothrop,
                                            Inc. (department stores located in the
                                            Mid-Atlantic region).

                         FURTHER INFORMATION CONCERNING
                             THE BOARD OF DIRECTORS

COMMITTEES OF THE BOARD

     During 1999, the Board of Directors held nine meetings. The Company has an Audit Committee, a Human Resources, Compensation and Nominating Committee and a Strategic Planning and Mergers and Acquisitions Committee.

     The members of the Audit Committee are Edwin Holman (Chairman), Ray C. Robinson, Jr. and John M. Kaiser. Among the functions performed by the Audit Committee are to make recommendations to the Board of Directors with respect to the engagement or discharge of independent auditors, to review with the independent auditors the plan and results of the auditing engagement, to review the Company's auditing procedures and system of internal accounting controls and to make inquiries into matters within the scope of its functions. During 1999, the Audit Committee held seven meetings.

     The members of the Human Resources, Compensation and Nominating Committee are John M. Kaiser (Chairman), Wesley J. Fastiff, and Ray C. Robinson, Jr. Among the functions of the Human Resources, Compensation and Nominating Committee are to propose nominees for membership on the Board of Directors, review and make recommendations to the Board of Directors concerning the compensation of the key management employees of the Company and to administer the Company's stock option plans. During 1999, the Human Resources, Compensation and Nominating Committee held five meetings.

     The members of the Strategic Planning and Mergers and Acquisitions Committee are David I. Beatson (Chairman), Peter Gibert, Edwin Holman, John M. Kaiser, Ray C. Robinson, Jr., and Wesley J. Fastiff. Among the functions of the Strategic Planning and Mergers and Acquisitions Committee are to review and make recommendations to the Board of Directors concerning proposed or potential acquisitions, mergers, joint ventures, or other business combinations, and to consult with management regarding acquisition strategy. During 1999, this Committee held five meetings.

COMPENSATION OF DIRECTORS

     Directors are paid directors fees consisting of $13,000 per year and $750 for each Board meeting attended. Directors who attend meetings of the Audit Committee, Strategic Planning and Mergers and Acquisitions Committee or Human Resources, Compensation and Nominating Committee receive an additional $500 for each meeting.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1999, the Company retained the law firm of Littler Mendelson to perform legal services for it. Mr. Fastiff, a director of the Company and a member of two of its committees, serves as president of Littler Mendelson.

                             EXECUTIVE COMPENSATION

COMPENSATION OF EXECUTIVE OFFICERS

     The compensation paid to the Company's Chief Executive Officer and four other most highly compensated executive officers for services in all capacities to the Company and its subsidiaries during the last three fiscal years is set forth below.

                                                                                                LONG TERM
                                                         ANNUAL COMPENSATION               COMPENSATION AWARDS
                                                --------------------------------------   ------------------------
                                                                        OTHER ANNUAL     RESTRICTED    SECURITIES     ALL OTHER
                                                                        COMPENSATION       STOCK       UNDERLYING    COMPENSATION
    NAME AND PRINCIPAL POSITION        YEAR     SALARY($)   BONUS($)       ($)(1)        AWARDS($)     OPTIONS(#)       ($)(2)
    ---------------------------       ------    ---------   --------   ---------------   ----------    ----------    ------------
David I. Beatson....................    1999    $459,000    $150,000      $ 26,250(4)                    50,000         $4,800
  President and Chief Executive
  Officer                               1998(3)  221,505     150,000       158,750(4)     $28,000       200,000
Janice Kerti........................    1999     192,800      64,750            --             --        10,000          4,800
  Senior Vice President,                1998     177,000      80,000            --             --        35,000          4,800
  Chief Financial Officer and
  Treasurer                             1997     126,500      50,000            --             --            --          4,800
Robert H. Kennis....................    1999     182,200      61,250            --             --        10,000          4,800
  Senior Vice President,                1998     167,000      80,000            --             --        15,000          4,800
  Secretary and General Counsel         1997     155,000      82,500            --          9,360(6)     10,000          4,750
Stephen J. Russell..................    1999     197,200      66,500        14,500(5)                    10,000          4,800
  Senior Vice President, Sales and      1998(3)   45,000      20,000            --             --        20,000
  Marketing
Cynthia A. Stoddard.................    1999     182,200      61,250        69,700(5)                    10,000
  Senior Vice President, Information    1998(3)   60,700      20,000            --             --        15,000
  Systems

---------------
(1) While the named executive officers enjoy certain perquisites, for fiscal years 1997, 1998 and 1999 these did not exceed the lesser of $50,000 or 10% of each officer's salary and bonus.

(2) The amounts shown consist of Company contributions under the Company's Profit Saving Plan which has been qualified under sections 401 and 501 of the Internal Revenue Code of 1986, as amended, and covers employees who voluntarily enroll in the Plan the quarter after completing six months of continuous service with the Company.

(3) Mr. Beatson joined the Company and replaced Peter Gibert as Chief Executive Officer in July 1998. Mr. Russell and Ms. Stoddard joined the Company in August 1998 and September 1998, respectively.

(4) For 1998, represents an incentive paid in January 1999 as an inducement to join to Company in July 1998 and directors' fees ($8,750). For 1999, represents payment for director's fees.

(5) Represents partial forgiveness of loan as discussed under "Transactions with the Company" and, with respect to Ms. Stoddard, compensation for its tax impact.

(6) Represents payment for certain accrued and unused vacation hours pursuant to a buy-down program offered to all employees possessing a certain amount of vacation hours. The fair market value of these shares was determined by the Company to be $21 per share when the buy-out program was announced. All such shares vested on July 15, 1998.

OPTIONS GRANTED TO EXECUTIVE OFFICERS

     The following table sets forth certain information regarding stock options granted during 1999 to the executive officers named in the foregoing Summary Compensation Table.

                                 OPTION GRANTS
                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                              POTENTIAL REALIZABLE
                                                  INDIVIDUAL GRANTS                             VALUE AT ASSUMED
                           ----------------------------------------------------------------   ANNUAL RATES OF STOCK
                               NUMBER OF        PERCENT OF TOTAL                               PRICE APPRECIATION
                               SECURITIES       OPTIONS GRANTED    EXERCISE OR                 FOR OPTION TERM(4)
                           UNDERLYING OPTIONS   TO EMPLOYEES IN    BASE PRICE    EXPIRATION   ---------------------
          NAME                 GRANTED(1)         FISCAL YEAR       ($/SH)(2)     DATE(3)      5%($)       10%($)
          ----             ------------------   ----------------   -----------   ----------   --------   ----------
David I. Beatson.........        50,000               16.0%           23.94       7/13/09     752,724    1,907,550
Janice Kerti.............        10,000                3.2%           17.19        3/1/09     108,094      273,932
Robert H. Kennis.........        10,000                3.2%           17.19        3/1/09     108,094      273,932
Stephen J. Russell.......        10,000                3.2%           17.19        3/1/09     108,094      273,932
Cynthia A. Stoddard......        10,000                3.2%           17.19        3/1/09     108,094      273,932

---------------
(1) All option awards granted to the named executives in fiscal 1999 are exercisable in annual increments of 25%, commencing one year from date of grant, except for options granted to David I. Beatson to purchase 50,000 shares which are exercisable in annual increments of 33% commencing a year after the date of grant. Under the terms of the Company's stock option plans, the Human Resources, Compensation and Nominating Committee retains discretion, subject to plan limits, to modify the terms of outstanding options.

(2) All options were granted at fair market value at date of grant.

(3) All options granted in fiscal 1999 were granted for a term of ten years.

(4) Realizable values are reported net of the option exercise price. The dollar amounts under these columns are the result of calculations at the 5% and 10% rates (determined from the price at the date of grant, not the stock's current market value) set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock as well as the optionholder's continued employment through the vesting period. The potential realizable value calculation assumes that the optionholder waits until the end of the option term to exercise the option.

     The following table sets forth certain information with respect to option exercises during 1999 and stock options held by each of the named executive officers as of December 31, 1999.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUE

                                                                                           VALUE OF UNEXERCISED
                                  SHARES                       NUMBER OF UNEXERCISED       IN-THE-MONEY OPTIONS
                                 ACQUIRED         VALUE        OPTIONS AT FY-END(#)            AT FY-END($)
            NAME              ON EXERCISE(#)   REALIZED($)   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
            ----              --------------   -----------   -------------------------   -------------------------
David I. Beatson............          --              --          66,681/183,319              37,475/$ 74,925
Janice Kerti................          --              --           16,251/39,999              22,500/$ 61,870
Robert H. Kennis............       4,000          50,500           55,753/28,747             297,066/$ 59,679
Stephen J. Russell..........          --              --            5,000/25,000              23,125/$119,995
Cynthia A. Stoddard.........          --              --            3,750/21,250                   0/$ 95,154

EMPLOYMENT AGREEMENTS

     Incident to the hiring of David I. Beatson as President and Chief Executive Officer, the Company and Mr. Beatson entered into an employment agreement for a five-year term expiring June 30, 2003. The employment agreement provides for a salary of $450,000 per year, subject to review on an annual basis by the Board of Directors. The employment agreement also provided for a signing bonus, which was paid in January 1999, consisting of 1,000 shares of restricted stock and $150,000 in cash, and for market-priced stock option grants of 200,000 shares in July 1998, and 50,000 shares in each of July 1999, 2000 and 2001. The employment agreement provides for accelerated vesting of the options granted to Mr. Beatson in the event of a change of control. Under the terms of his employment agreement, Mr. Beatson receives incentive payments based on the growth of the Company's net revenue and earnings per share, subject to a minimum incentive of $150,000 for 1999. In the event Mr. Beatson's employment is terminated by the Company without cause, Mr. Beatson would be entitled to receive a severance payment equal to one year's base annual salary.

     Prior to joining the Company, Mr. Russell was a shareholder and executive of Alrod International, Inc. ("Alrod") which was acquired by the Company in July 1998. In connection with this acquisition, the Company and Mr. Russell entered into an employment agreement for a five year term, subject to earlier termination under certain circumstances. In the event Mr. Russell's employment is terminated without cause, Mr. Russell would be entitled to salary continuation through the then applicable remaining term subject to offsets for amounts received from a subsequent employer. Additionally, by virtue of the acquisition of Alrod the Company assumed and renegotiated a promissory note obligation of Mr. Russell. The restated promissory note dated August 1, 1998 in the principal amount of $63,156 bears interest at 6% per annum and provides that commencing August 1, 1999 twenty percent (20%) of the outstanding balance of the note will be forgiven annually. As of December 13, 1999 the unpaid principal and accrued interest on the note aggregated $52,971.00. The Company also has commitments to Robert Kennis and Janice Kerti to provide for continuation of their salaries for up to 12 months in the event of termination of employment without cause.

TRANSACTIONS WITH THE COMPANY

     Effective approximately April 1, 1999, the Company sold a 49% interest in its two subsidiaries in Spain and Portugal ("the subsidiaries") to Peter Gibert, who relocated to Barcelona, Spain and was appointed as Managing Director of both subsidiaries effective April 1999. In view of Mr. Gibert's experience in the industry and his over thirty-year track record, the Company concluded that Mr. Gibert's leadership for the two subsidiaries could substantially improve the growth and profitability of its operations in Spain and Portugal.

     The Company's outside advisors determined the methodology for determining the value of the subsidiaries, which was deemed to be fair by a third-party evaluation expert (the "valuation methodology"). The agreed purchase price was $1,280,000, paid one-third at closing, and the balance to be paid in equal installments eighteen and thirty-six months following closing. The two installment payments are evidenced by a promissory note bearing interest at six percent (6%) and secured by a pledge of Mr. Gibert's interest in the subsidiaries.

     In addition, the agreement provides Mr. Gibert with the right at his option to require the Company to purchase his interest in the subsidiaries at a price based on the same valuation methodology. After December 31, 2005 (or earlier under certain circumstances), the Company has the right to require Mr. Gibert to sell his entire interest in the subsidiaries at a price based on the valuation methodology.

     In connection with Mr. Gibert stepping down as Chief Executive Officer and relocating to Spain, Mr. Gibert entered into a Consulting Agreement with the Company pursuant to which he agreed to provide sales, marketing, strategic planning, acquisition, training and other assistance as reasonably requested by the Company. The agreement provides for annual compensation in the first year equaling $375,000 and annual compensation in the second and third years equaling $275,000. The agreement, which has a three-year term commencing on January 1, 1999, also prohibits Mr. Gibert, directly or indirectly, from competing against the Company during the term of the agreement, plus six months.

     In February 1989, Peter Gibert executed a Promissory Note (the "Note") in the principal amount of $717,944 in favor of Darrell J. Sekin & Co. ("Sekin"). The Note provided bi-monthly payments of principal and interest (accruing annually at 9.25%) and a maturity date of February 15, 1994. Payments under the Note terminated in May 1991 when the Company acquired all of the outstanding shares of Sekin. In June 1993, the Company agreed to defer the payments of principal and interest until the termination of the employment agreement between Mr. Gibert and the Company which is described above. Additionally, the interest rate on the Note was reduced to 5% effective June 1993.

     In August 1994, the Company agreed to forgive annually $50,000 of the amount due under the Note on the condition that Mr. Gibert is an employee of the Company. The interest rate on the Note was increased to 5.7% effective August 1994. The entire balance owed under the Note will be forgiven in the event Mr. Gibert's employment with the Company is terminated, unless such termination is with cause in which case the entire balance becomes due and owing. During 1999, $50,000 due under the Note was forgiven. As of December 31, 1999, unpaid principal and accrued interest on the Note aggregated $146,694.00.

     On December 21, 1998, the Company advanced $300,000 to David I. Beatson evidenced by a Promissory Note bearing interest at 6% per annum. The primary purpose of the advance was to assist Mr. Beatson in meeting certain tax liabilities arising from the compelled early distribution of employment benefits incident to his resignation from his previous employment. The note provides for payment of principal and interest in four equal annual installments commencing on March 31, 2000. The note provides the Company with certain off-set and deduction rights in the event payment is not made when due. As of December 31, 1999, the unpaid principal and accrued interest on the note aggregated $318,653.

     On October 1, 1997 the Company advanced $75,000 to Robert Kennis evidenced by a Promissory Note bearing interest at 7% per annum. The note provides for payment of principal and interest in four equal annual installments. As of December 31, 1999, the unpaid principal and accrued interest on the note aggregated $40,734.00.

     Additionally, on October 1, 1998, the Company advanced $150,000 to Cynthia Stoddard in connection with her relocation to the San Francisco Bay Area to join the Company as Chief Information Officer. This advance is evidenced by a Promissory Note bearing interest at 5.54% per annum. The note provides that commencing October 15, 1998 twenty percent of the outstanding balance will be forgiven annually. The note also provides either acceleration of the indebtedness or forgiveness depending upon the circumstances of the termination of Ms. Stoddard's employment.

             HUMAN RESOURCES, COMPENSATION AND NOMINATING COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

     The Human Resources, Compensation and Nominating Committee (the "Committee") of the Board of Directors is composed entirely of independent directors, none of whom is an officer or employee of the Company or any of its subsidiaries. The Committee is responsible for establishing the Company's compensation policies, administering the Company's stock option plans, and reviewing the Company's salary, profit sharing and incentive arrangements generally. In addition, the Committee reviews the compensation levels of the executive officers of the Company, including the Chief Executive Officer, and evaluates their performance. The Committee reviews with the Board the significant aspects of compensation for the executive officers of the Company.

     In discharging our responsibilities as members of the Human Resources, Compensation and Nominating Committee, our objective is to establish policies which will enhance the long-term performance and growth of the Company, enable the Company to attract and retain outstanding executives and employees, and provide meaningful incentives without subjecting the Company to excessive costs. The Company has historically relied principally on cash payments in the form of salary and incentive payments to motivate its key executives and managers, and additionally on employee stock options.

     The compensation policy of the Company, which is endorsed by the Committee, is that a substantial portion of the annual compensation of each officer should relate to and be contingent upon the performance of the Company and the business unit managed by the officer as well as the individual contribution of each officer. As a result, a substantial portion of each executive's compensation is "at risk" in the form of incentive compensation, which is awarded based on performance of the individual and the Company (and/or the appropriate business unit managed by the executive officer) for the year in question. The determination of incentive compensation is tied to meeting or exceeding certain objective financial targets, to the performance of the Company and/or the relevant business unit and to a qualitative evaluation of the individual's contribution to the Company.

     Amendments to Section 162(m) of the Internal Revenue Code have eliminated the deductibility of most compensation over a million dollars in any given year. The Committee believes that it is highly unlikely that any of the Company's executive officers would be eligible at any time in the foreseeable future to receive compensation of more than a million dollars. However, the Committee believes that it is important to retain the flexibility to maximize the Company's tax deductions. Accordingly, it will be the policy of this Committee to consider the impact, if any, of Section 162(m) on the Company and to document as necessary specific performance goals and take all other reasonable steps in order to seek to preserve the Company's tax deductions.

     David Beatson's base salary and incentive for 1999 were based on his rights under the employment agreement which he signed upon joining the Company in July 1998. The Committee participated in the development of the employment agreement after reviewing the terms of the proposed employment arrangement as against the compensation packages which are paid to chief executive officers of other similarly situated companies, including the compensation paid to Mr. Beatson by his previous employer. For 1999, Mr. Beatson was paid the minimum annual bonus the Company was committed to paying under the employment agreement.

     The perquisites and other benefits received by Mr. Beatson that are reported in the Summary Compensation Table are generally provided pursuant to his employment agreement.

February 28, 2000                         Human Resources, Compensation and
                                          Nominating Committee

                                          John M. Kaiser, Chairman
                                          Wesley J. Fastiff
                                          Ray C. Robinson, Jr.

                               PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the Company's cumulative total stockholder return on its Common Stock with the cumulative total return of the NASDAQ Market Index and a peer group consisting of the Company, Expeditors International of Washington, Inc., Fritz Companies, Inc., Air Express International Corporation, Airborne Freight Corporation and Pittston Burlington Group.

                                               CIRCLE INTERNATIONAL GROUP                                  NASDAQ STOCK MARKET
                                                          INC.                     PEER GROUP                    (U.S.)
                                               --------------------------          ----------              -------------------
12/31/94                                                  100                          100                         100
12/31/95                                                  114                          138                         141
12/31/96                                                  155                          115                         174
12/31/97                                                  151                          179                         213
12/31/98                                                  136                          165                         300
12/31/99                                                  150                          196                         542

OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

     The following table indicates, as to (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director, (iii) each named executive officer, and (iv) all directors and executive officers as a group, the number of shares and percentage of the Company's Common Stock beneficially owned as of February 29, 2000.

                                                          COMMON STOCK BENEFICIALLY OWNED
                                                              AS OF FEBRUARY 29, 2000
                                                          -------------------------------
                                                             NUMBER OF
                          NAME                                 SHARES             PERCENT
                          ----                            ----------------        -------
David I. Beatson........................................        71,210(2)           0.4%
Peter Gibert(1).........................................     1,170,954(3)(4)(13)    6.4%
Ray C. Robinson, Jr.(1).................................     1,699,897(5)(7)        9.7%
Wesley J. Fastiff.......................................        93,853(6)(7)        0.5%
Edwin J. Holman.........................................        28,000(8)            --
John M. Kaiser..........................................        40,000(7)           0.2%
Janice Kerti............................................        16,347(9)            --
Stephen J. Russell......................................       145,605(10)          0.8%
Cynthia A. Stoddard.....................................         3,794(11)           --
Robert H. Kennis........................................        51,423(12)(13)      0.3%
All directors and officers as a group (11 persons)......     3,333,889             19.1%
Westport Asset Management, Inc.(1)......................     1,996,000             11.4%
Capital Group International, Inc.(1)....................     1,356,000              7.8%
Royce and Associates, Inc.(1)...........................     1,284,000              7.3%
Fund Asset Management(1)................................       999,353              5.7%

---------------
 (1) The address of Ray C. Robinson, Jr., and Peter Gibert is 260 Townsend Street, San Francisco, California 94107. With the exception of Ray C. Robinson, Jr., and Peter Gibert, the only stockholders who are known by the Company to own beneficially more than 5% of the Company's Common Stock (based on filings with the Securities Exchange Commission as of December 31, 1999) are Westport Asset Management, Inc., whose address is 253 Riverside Avenue, Westport, Connecticut 06880 Royce, Inc., and Associates, whose address is 1414 Avenue of the Americas, New York, New York 10019, Capital Group International, Inc., whose address is 11100 Santa Monica Blvd., Los Angeles, California, and Fund Asset Management whose address is 800 Scudder Mill Rd., Plainsboro, New Jersey.

 (2) Includes 3,400 shares of stock held by David I. Beatson and Diana L. Beatson as co-trustees of a revocable trust for the benefit of David I. Beatson, his wife and their descendants, 1,129 shares held in the Company's 1999 Employee Stock Purchase Plan ("ESPP"), and 66,681 shares issuable upon exercise of outstanding options exercisable within 60 days of February 29, 2000.

 (3) Excludes 55,295 shares held by Jeffrey L. Oerke, as trustee of an irrevocable trust for the benefit of the children of Peter Gibert and their descendants. As to such excluded shares, Mr. Gibert disclaims any beneficial interest.

 (4) Includes 166,282 shares issuable upon exercise of outstanding options exercisable within 60 days of February 2000.

 (5) Includes 1,679,897 shares held by Ray C. Robinson, Jr. and Craig Howard Robinson as co-trustees of a revocable trust for the benefit of Ray C. Robinson, Jr., his wife, and their descendants.

 (6) Includes 73,853 shares held by Wesley J. Fastiff and Bonnie B. Fastiff as co-trustees of a revocable trust for the benefit of Wesley J. Fastiff, his wife and their descendants.

 (7) Includes 20,000 shares issuable upon exercise of outstanding options exercisable within 60 days of February 29, 2000.

 (8) Includes 26,000 shares issuable upon exercise of outstanding options exercisable within 60 days of February 29, 2000.

 (9) Includes 16,251 shares issuable upon exercise of outstanding options exercisable within 60 days of February 29, 2000 and 96 shares held in the ESPP.

(10) Includes 5,000 shares issuable upon exercise of outstanding options exercisable within 60 days of February 29, 2000 and 145 shares held in the ESPP.

(11) Includes 3,750 shares issuable upon exercise of outstanding options exercisable within 60 days of February 29, 2000 and 44 shares held in the ESPP.

(12) Includes 50,253 shares issuable upon exercise of outstanding options exercisable within 60 days of February 29, 2000 and 222 shares held in the ESPP.

(13) Includes shares contributed into the officer's account under the Company's
     Section 401(k) Plan which were previously held by the Company's profit sharing plan.

                   PROPOSAL TO APPROVE THE 2000 STOCK OPTION
                        PLAN FOR NON-EMPLOYEE DIRECTORS

PRIOR PLANS

     In 1992, the stockholders approved a Stock Option Plan for Non-Employee Directors (the "1992 Director Plan"), pursuant to which options to purchase 6,000 shares of Common Stock were reserved for grant to each of the Company's non-employee directors. In 1996, the stockholders approved the 1995 Stock Option Plan for Non-Employee Directors (the "1995 Director Plan" and, together with the 1992 Director Plan, the "Prior Director Plans"), pursuant to which options to purchase 20,000 shares of Common Stock were reserved for grant to each of the Company's non-employee directors. No further options will be granted under the Prior Director Plans.

GENERAL

     The following discussion provides a brief description of the material features of the 2000 Stock Option Plan for Non-Employee Directors (the "Director Plan") and is qualified in its entirety by reference to the Director Plan, which is attached hereto as Exhibit A.

     At a meeting held on December 13, 1999, the Board of Directors adopted the Director Plan, subject to stockholder approval at the 2000 Annual Meeting.

     The Director Plan provides for the grant of nonqualified stock options to purchase an aggregate of 250,000 shares of Common Stock. The Director Plan is intended to attract and retain the services of experienced and knowledgeable independent directors for the benefit of the Company and its stockholders and to provide additional incentive for such directors to continue to work for the best interests of the Company and its shareholders.

ADMINISTRATION

     The Director Plan is administered by the Board of Directors of the Company (the "Committee"). However, because the principal terms of all option awards are set forth in the Director Plan, the Committee will have no discretion to determine which non-employee directors will receive option awards or to set the number of shares subject to such option awards.

OPTION GRANTS

     The Director Plan provides that on the date that any person is for the first time elected or appointed to the Board of Directors, options to purchase 10,000 shares (subject to adjustment for recapitalizations, stock splits and similar events) shall automatically be granted to the new director, provided, however, that such automatic grant shall only be made if (i) the director is not otherwise an employee of the Company or any subsidiary on the date he or she becomes a director and has not been an employee for all or any part of the preceding fiscal year, and (ii) the number of shares subject to future grant under the Director Plan is sufficient to make all automatic grants required to be made pursuant to the Director Plan on such date. The Director Plan further provides that, beginning with the 2000 Annual Meeting, any director who is to continue as a non-employee director of the Company shall automatically be granted options to purchase 10,000 shares on the first business day after the Annual Meeting.

TERMS OF OPTIONS

     The exercise price of options granted under the Director Plan will be the fair market value of the shares at the date of the option grant. Payment of the exercise price shall be in cash.

     Options to be granted under the Director Plan will not be exercisable for a period of twelve months after the date of grant. Such options will become exercisable in installments to the extent of one-quarter of the shares covered by the option on the date one year after the date of grant, an additional one-quarter of the shares covered by the option on the date two years after the date of grant, an additional one-quarter of the shares covered by the option on the date three years after the date of grant and the remaining shares covered by the option on the date four years after the date of grant.

     In the event that an optionee shall cease to be a director of the Company for any reason other than his death, his or her option shall be exercisable, to the extent it was exercisable at the date he or she ceased to be a director, for a period of three months after such date, and shall then terminate. If an optionee dies while a director of the Company, or within the three-month period after termination of such status during which he or she is permitted to exercise an option in accordance with the preceding sentence, such option may be exercised at any time within one year after the optionee's death, but only to the extent the option was exercisable at the time of death. Notwithstanding the foregoing, no option granted under the Director Plan will be exercisable after the expiration of five years from the date of its grant.

     Options will not be transferred other than by will or the laws of descent and distribution, and will be exercisable during the lifetime of an optionee only by that optionee.

AMENDMENT

     The Director Plan may be amended by the Board, except that stockholder approval is required for any amendment which would increase the number of shares subject to the Director Plan, increase the number of shares for which an option may be granted to any optionee, change the designation of the class of persons eligible to receive options under the Director Plan or the formula for grants, provide for the grant of options having an option price per share less than fair market value on the date of grant, extend the term during which options may be exercised, or extend the final date upon which options under the Director Plan may be granted.

NEW PLAN BENEFITS

     The Securities and Exchange Commission requires disclosure of benefits to the executive officers of the Company named in the summary compensation table and to certain other categories of award recipient, if such benefits are determinable. Although grants under the Director Plan are based on a non-discretionary formula, the number of grants actually made will depend on the number of non-employee directors who join the Board and/or are in service at each annual meeting.

     Executive officers of the Company will not receive benefits under the Director Plan. Non-employee directors will be eligible to receive benefits in the future in accordance with the terms of the Director Plan, but did not receive any benefits under the Director Plan or the predecessor 1995 Director Plan in the last fiscal year of the Company.

     In order to be effective, the Director Plan must be approved by the holders of a majority of the outstanding shares of Common Stock present or represented and entitled to vote at the meeting.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE DIRECTOR PLAN

                           SECTION 16(a) INFORMATION

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the period from January 1, 1999 to December 31, 1999 all filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with, except that Wesley J. Fastiff filed a Form 5 regarding a charitable contribution of 1,580 shares of stock in November 1999 that was not timely reported.

                                    AUDITORS

     Deloitte & Touche LLP, independent certified public accountants, serves as the Company's principal accountants. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, there are no other matters which management intends to present or has reason to believe others will present to the meeting. If other matters properly come before the meeting, those who act as proxies will vote in accordance with their judgment.

                             STOCKHOLDER PROPOSALS

     If any stockholder intends to present a proposal for action at the Company's 2001 Annual Meeting and wishes to have such proposal set forth in management's proxy statement, such stockholder must forward the proposal to the Company so that it is received on or before December 4, 2000. Proposals should be addressed to the Company at 260 Townsend Street, San Francisco, California 94107, Attention: Corporate Secretary.

     The attached proxy card grants the proxy holders discretionary authority to vote on any matter raised at the Annual Meeting. If a stockholder intends to submit a proposal at the Company's annual meeting in 2001, which proposal is not intended to be included in the Company's proxy statement and form of proxy relating to that meeting, the stockholder should give appropriate notice no later than February 15, 2001. If such a stockholder fails to submit the proposal by such date, the Company will not be required to provide any information about the nature of the proposal in its proxy statement and the proxy holders will be allowed to use their discretionary voting authority if the proposal is raised at the Company's annual meeting in 2001.

                              COST OF SOLICITATION

     All expenses in connection with the solicitation of this proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to stockholders, will be paid by the Company.

Dated: April 1, 2000.

                                          By Order of the Board of Directors

                                          Robert H. Kennis,
                                          Secretary

PROXY

                                 [CIRCLE LOGO]


                        CIRCLE INTERNATIONAL GROUP, INC.
             Proxy for Annual Meeting of Stockholders May 16, 2000

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned hereby appoints DAVID I. BEATSON and ROBERT H. KENNIS, or either of them, each with power of substitution, as proxies of the undersigned, to attend the Annual Meeting of Stockholders of CIRCLE INTERNATIONAL GROUP, INC. to be held at the office of the Company at 260 Townsend Street, San Francisco, California, on May 16, 2000, at 10:30 A.M., and any adjournment thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on the following:

                 (CONTINUED, AND TO BE SIGNED, ON REVERSE SIDE)

--------------------------------------------------------------------------------
                            o FOLD AND DETACH HERE o

                                                               Please mark
                                                               your vote as  [X]
                                                               indicated in
                                                               this example.


                                                   FOR                WITHHOLD
                                            the nominees listed      AUTHORITY
                                              below (except as      to vote for
                                               marked to the          nominees
                                              contrary below)       listed below

1. The election of two Class III Directors          [ ]                  [ ]
   for a three year term.

(INSTRUCTION: TO WITHHOLD AUTHORITY TO
VOTE FOR ANY NOMINEE, STRIKE A LINE
THROUGH THE NOMINEE'S  NAME BELOW)

Ray C. Robinson, Jr. and John M. Kaiser

2. To approve the adoption on the 2000           FOR       AGAINST      ABSTAIN
   Stock Option Plan for Non-Employee            [ ]         [ ]          [ ]
   Directors.

3. In their discretion, upon any and all such other matters as may properly come before the meeting or any adjournment thereof.


                                                  THIS PROXY WILL BE VOTED AS
                                                  DIRECTED. IN THE ABSENCE OF
                                                  CONTRARY DIRECTIONS, THIS
                                                  PROXY WILL BE VOTED FOR THE
                                                  ELECTION OF THE DIRECTORS
                                                  LISTED ABOVE AND FOR PROPOSAL
                                                  2.

                                                  STOCKHOLDERS ARE URGED TO
                                                  MARK, DATE, SIGN AND RETURN
                                                  THIS PROXY PROMPTLY IN THE
                                                  ENVELOPE PROVIDED, WHICH
                                                  REQUIRES NO POSTAGE IF MAILED
                                                  IN THE UNITED STATES.


Signature ____________________________________________________ Dated: _________, 2000

Signature ____________________________________________________ Dated: _________, 2000

The signature should correspond exactly with the name appearing on the certificate evidencing your Common Stock. If more than one name appears, all should sign, joint owners should each sign personally;


--------------------------------------------------------------------------------
                            o FOLD AND DETACH HERE o